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                                            FAMILY DOLLAR STORES, INC.                        EXHIBIT 11
                                  STATEMENT RE COMPUTATIONS OF PER SHARE EARNINGS


                                               THREE MONTHS ENDED           THREE MONTHS ENDED
                                                NOVEMBER 30, 1995            NOVEMBER 30, 1994
AS PRESENTED                                PRIMARY    FULLY DILUTED      PRIMARY   FULLY DILUTED

AVERAGE SHARES OUTSTANDING FOR
  THE THREE MONTHS ENDED                   56,766,702     56,766,702    56,599,125     56,599,125

NET INCOME                                $14,507,769    $14,507,769   $15,586,388    $15,586,388

EARNINGS PER SHARE                            $ .26          $ .26         $ .28          $ .28


PRO FORMA DILUTION IMPACT OF COMMON STOCK EQUIVALENTS

ADDITIONAL WEIGHTED AVERAGE
  SHARES FROM ASSUMED EXERCISE AT
  THE BEGINNING OF THE YEAR OF
  DILUTIVE STOCK OPTIONS                      460,796        460,796       231,437        234,603

WEIGHTED AVERAGE SHARES ASSUMED
  REPURCHASED FROM ASSUMED PROCEEDS
  OF EXERCISES USING TREASURY STOCK
  METHOD (AVERAGE MARKET PRICE FOR
  PRIMARY AND, IF GREATER, ENDING
  MARKET PRICE FOR FULLY DILUTED)            (368,245)      (368,245)     (163,175)      (165,051)

NET PRO FORMA COMMON STOCK
  EQUIVALENT INCREMENTAL SHARES                92,551         92,551        68,262        69,552

PERCENTAGE DILUTION FROM PRO FORMA
  COMMON STOCK EQUIVALENT
  INCREMENTAL SHARES                             0.16%          0.16%         0.12%          0.12%

TOTAL COMMON STOCK AND COMMON
  STOCK EQUIVALENTS                        56,859,253     56,859,253    56,667,387     56,668,677

NET INCOME                                $14,507,769    $14,507,769   $15,586,388    $15,586,388

PRO FORMA EARNINGS PER SHARE (INCLUDING
  DILUTIVE COMMON STOCK EQUIVALENTS)          $ .26          $ .26         $ .28          $ .28

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